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Constellation Brands Proposes
To Acquire Vincor International
For C$31.00 (US$26.45) Per Share In Cash

Provides 39% Premium to Vincor Shareholders

Transaction Valued at C$1.4 (US$1.2) Billion

FAIRPORT, N.Y., Sept. 27, 2005 - Constellation Brands, Inc. (NYSE: STZ, ASX: CBR), today announced that it has made a proposal to the Board of Directors of Vincor International Inc. (TSX: VN) of Mississauga, Ontario offering to purchase all of the outstanding common shares of Vincor for C$31.00 (US$26.45) per share in cash in a negotiated transaction. Constellation’s proposal represents a premium of approximately 39% over Vincor’s closing share price on Sept. 8, 2005, the day before Constellation first submitted its proposal.

The transaction is valued at approximately C$1.4 (US$1.2) billion, which includes approximately C$1.1 (US$0.9) billion of equity and the assumption of approximately C$305 (US$260) million of Vincor’s net debt as disclosed in the company’s latest public filing dated June 30, 2005.

“We are disappointed that the Vincor Board has refused to engage in meaningful discussions with Constellation regarding our premium proposal. This transaction is a unique opportunity for Vincor and its shareholders to receive a significant cash premium for their shares despite the very difficult operating conditions Vincor faces in markets such as the U.S., the U.K. and Australia where it lacks scale,” said Constellation Brands Chairman and Chief Executive Officer Richard Sands. “Acceptance of our proposal by the Vincor Board would provide Vincor’s shareholders with an immediate cash premium far greater than we believe the company can deliver on its own, given today's increasingly competitive and consolidating global wine industry.”

“Our proposal is based on publicly available information about Vincor; however, should discussions with Vincor demonstrate that additional value is warranted, Constellation would be willing to offer a higher price. This initiative is a high priority for us, and we are committed to making this combination a reality. We are prepared to begin substantive discussions with Vincor immediately to negotiate a mutually acceptable transaction based on our all-cash premium proposal. Given the significant benefits and the opportunities created by this combination for both companies, we are confident that Vincor’s shareholders will find our proposal very attractive and enthusiastically support it,” Sands said.

“Constellation has a proven record of working successfully with management of acquired companies. We respect the talent and experience of Vincor’s management team, led by Donald Triggs, and its success in making Vincor the preeminent Canadian wine company,” stated Sands. “It is our desire, and in our best interests, to retain top talent and we believe there will be increased opportunities for Vincor employees as part of our larger, global organization. We appreciate Vincor’s strong Canadian heritage and its commitment to the communities in which it operates,” he concluded.

Constellation noted that its Board of Directors unanimously supports this proposal. Constellation’s proposal is not conditional on financing and would be subject to customary closing conditions. Constellation has received commitments for an all-debt financing that would be sufficient to consummate the transaction.

Vincor has wineries throughout Canada in British Columbia, Ontario, Quebec and New Brunswick. In addition, Vincor has small operations in the U.S., Western Australia and New Zealand, and is an importer, marketer and distributor in the U.K. Vincor’s premium brands include Inniskillin, Jackson-Triggs, R.H. Phillips, Toasted Head, Hogue, Goundrey, Amberley, Sumac Ridge, Hawthorne Mountain, Kim Crawford, Kumala, Ancient Coast and Sawmill Creek. Vincor’s popular priced wines include Entre-Lacs, L’Ambiance, Sola Nero and Notre Vin Maison.

Below is the full text of the letter delivered today, Sept. 27, 2005 to Mark L. Hilson, Chairman of the Board of Vincor and Donald L. Triggs, President and CEO of Vincor:

September 27, 2005

Mr. Mark L. Hilson
Chairman of the Board
c/o Onex Corporation
161 Bay Street
P.O. Box 700
Toronto, Ontario M5J 2S1

Mr. Donald L. Triggs
President and CEO
Vincor International Inc.
441 Courtneypark Drive East
Mississauga, Ontario L5T 2V3

 Dear Mark and Don:

As discussed with Don during our meeting on September 9, 2005 and with both of you by phone on September 23rd, 2005, I believe a combination of Constellation Brands, Inc (“Constellation”) and Vincor International Inc. (“Vincor”) will be of great benefit to our respective shareholders, employees, business partners and other constituencies. We are, however, disappointed by your rejection in our meeting today of our proposal to acquire Vincor and your Board’s refusal to engage in discussions on this matter.

Following substantial review and consideration, the Constellation Board of Directors and senior executives have concluded that the benefits to both our companies’ shareholders and customers are simply too compelling to ignore. Our strong preference is to work together with Vincor to agree to a negotiated transaction. However, your refusal to investigate this opportunity after our earlier meeting and discussions dating back to September 9, 2005, make clear the need for us to consider all of our options.

For these reasons, Constellation is prepared to make public its earlier offer to enter into a negotiated transaction, to acquire for cash all of the outstanding common shares of Vincor at a price of C$31.00 per share. This price represents a premium of 39.1% over the closing market price of C$22.29 on September 8, 2005, the last day before we first approached you with our proposal.

Our proposal is made solely on the basis of publicly available information. Our preference is to engage in a brief and non-intrusive diligence process, subject to the terms of a confidentiality agreement, in order to deepen our knowledge of your company. Should our review demonstrate that additional value for Vincor is warranted, we would be willing to offer a higher price. All required resources needed to complete this process expeditiously and to negotiate the terms of a transaction which your Board of Directors could support before October 14, 2005 are available immediately.

The corporate values and cultures of our two companies are remarkably similar. Yours stemming from a strong Canadian heritage and ours from a family run business in nearby upstate New York. Notwithstanding our humble beginnings, we both share the goal of being leaders in the global wine market. However, the challenges of operating in today’s market pose certain risks. Constellation is uniquely positioned to enhance this vision, especially from a shareholder value perspective, and we believe our all-cash premium proposal is far superior in terms of value and certainty to Vincor’s medium term opportunities.

We have a proven record of working successfully with management of acquired companies, including BRL Hardy and Robert Mondavi. We conduct our operations in an integrated, yet decentralized manner allowing each unit to benefit from the combined company’s leverage and scale while maintaining its distinct culture. We respect the talent and experience of Vincor management and admire your accomplishments. It is our desire and in our best interests to retain top talent, and consistent with our decentralized philosophy, it has been our practice to continue operations in their original locations. We appreciate Vincor’s strong Canadian heritage and its commitment to the community.

Our Board of Directors has unanimously authorized a transaction with Vincor and we have received financing commitments that would be sufficient to consummate the transaction. Our proposal is not subject to any unusual governmental or third party approvals, nor do we foresee any significant obstacles to the conclusion of a transaction. Constellation has retained Citigroup Corporate and Investment Banking and Osler, Hoskin & Harcourt LLP to assist us in this transaction. We are well advised and knowledgeable regarding all of our options.

We are convinced that the proposed combination of our two companies will bring significant value to our respective constituencies. Our desire is to enter into discussions immediately and we remain hopeful that on further reflection together with Vincor’s other directors you and the entire Vincor Board of Directors will see the merit in this approach. We request a reply to this proposal no later than 5:00 PM ET on September 27,2005.

Sincerely,
Richard Sands
Chairman of the Board
and Chief Executive Officer
Constellation Brands, Inc

About Constellation

Constellation Brands, Inc, is a leading international producer and marketer of beverage alcohol brands with a broad portfolio across the wine, spirits and imported beer categories. Well-known brands in Constellation’s portfolio include: Corona Extra, Corona Light, Pacifico, Modelo Especial, Negra Modelo, St. Pauli Girl, Tsingtao, Black Velvet, Fleischmann’s, Mr. Boston, Paul Masson Grande Amber Brandy, Chi-Chi’s, 99 Schnapps, Ridgemont Reserve 1792, Effen Vodka, Stowells, Blackthorn, Almaden, Arbor Mist, Vendange, Woodbridge by Robert Mondavi, Hardys, Nobilo, Alice White, Ruffino, Robert Mondavi Private Selection, Blackstone, Ravenswood, Estancia, Franciscan Oakville Estate, Simi and Robert Mondavi Winery brands. For additional information about Constellation, as well as its product portfolio, visit the company’s Web site at www.cbrands.com.

Investor/Media/Public Conference Call

A conference call to discuss the proposed acquisition is scheduled on Wednesday, Sept. 28, 2005 at 9:00 a.m. (Eastern). The conference call can be accessed by dialing (866) 831-6267 (U.S. dial-in) or (617) 213-8857 (international dial-in) beginning 10 minutes prior to the start of the call. A live listen-only web cast of the conference call, together with a copy of this media release, are available on the Internet at Constellation’s web site: www.cbrands.com under “Investors.”

Forward Looking Statement

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Constellation’s control, that could cause actual results to differ materially from those set forth in, or implied by, such forward-looking statements. All statements other than statements of historical facts included in this press release are forward-looking statements. All forward-looking statements speak only as of the date of this press release. Constellation undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. There can be no guarantee that any transaction between Constellation and Vincor will occur. In addition to the risks and uncertainties of ordinary business operations, the forward-looking statements of Constellation contained in this press release are also subject to the following risks and uncertainties: Constellation achieving certain sales projections and meeting certain cost targets; wholesalers and retailers may give higher priority to products of Constellation’s competitors; raw material supply, production or shipment difficulties could adversely affect Constellation’s ability to supply its customers; increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for Constellation’s products and/or result in higher than expected selling, general and administrative expenses; a general decline in alcohol consumption; increases in excise and other taxes on beverage alcohol products; and changes in foreign currency exchange rates. For additional information about risks and uncertainties that could adversely affect Constellation’s forward-looking statements, please refer to Constellation’s Annual Report on Form 10-K for the fiscal year ended February 28, 2005 and Constellation’s Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2005.